Exhibit (a)(1)(S)
MKS INSTRUMENTS, INC.
E-MAIL SETTING FORTH FINAL EXCHANGE RATIOS
Dear MKS Team Member:
     Today is the last day to elect to exchange your eligible options as part of the MKS Instruments, Inc. Offer to Exchange Certain Options for Restricted Stock Units (referred to as the “exchange offer”). The exchange offer will expire at 11:59 p.m., Eastern Time, today, August 28, 2009.
     If you would like to participate in this exchange offer, you must properly tender your election through the exchange offer website at https://mks.optionelection.com or complete and transmit a paper Election Form before 11:59 p.m., Eastern Time, today, August 28, 2009. If you do not use the exchange offer website to tender your election, you must use one of the following means to deliver your signed paper Election Form:
By Fax:
MKS Instruments, Inc.
Attention: Marlene Maffe
Fax: (978) 557-5124
By E-Mail (By PDF or similar imaged document file):
marlene_maffe@mksinst.com
     Only elections that are complete and actually received by the deadline will be accepted.
     If you have questions, please call me at (978) 645-5654 or direct them to me by e-mail at marlene_maffe@mksinst.com.
     We are sending this e-mail to you to notify you of the final exchange ratios for determining the number of RSUs. Below is a table that you can use to calculate the number of RSUs that you would receive in exchange for your eligible options based on the final exchange ratios.
Final Exchange Ratios Applicable to Eligible Options.
     Utilizing the Black-Scholes value of the RSUs and eligible options determined based on a per share stock price of $18.82, which was the closing price of our common stock on August 28, 2009 and a volatility of 52%, the final exchange ratios applicable to eligible options granted under the MKS Instruments, Inc. Second Restated 1995 Stock Incentive Plan are as follows:

Grant	Exercise	Final
Date of	Price of	Exchange
Options	Options	Ratio
1/4/2000	$32.00	1,427.5 to 1
4/24/2000	$41.88	2,027.5 to 1
5/1/2000	$50.81	15,224.8 to 1
5/5/2000	$48.62	8,104.4 to 1
5/30/2000	$41.50	980.2 to 1
6/30/2000	$39.13	389.7 to 1
7/21/2000	$32.25	83.8 to 1
9/6/2000	$29.50	39 to 1
9/25/2000	$29.25	34.4 to 1
4/27/2001	$24.62	10.5 to 1
5/30/2001	$25.86	11.4 to 1
7/30/2001	$26.50	11.2 to 1
8/13/2001	$26.77	11.2 to 1
11/14/2001	$24.50	8 to 1
1/30/2002	$23.50	6.7 to 1
1/31/2002	$24.03	7.1 to 1
2/1/2002	$23.85	6.9 to 1
2/11/2002	$25.90	8.2 to 1
3/5/2002	$30.02	11.4 to 1
3/25/2002	$32.00	13.1 to 1
6/3/2002	$27.87	8.6 to 1
11/11/2003	$27.11	5.5 to 1
12/3/2003	$26.86	5.3 to 1
1/5/2004	$29.93	6.2 to 1
3/1/2004	$24.35	4.4 to 1
Conference Call
     At 5:30 p.m., Eastern Time, today, we will host a conference call for all eligible employees both as a further means of disclosing the final exchange ratios disclosed above and to answer any remaining questions that you may have.
     Below is the dial in information for the conference call:
•	the domestic dial in number for the conference call is (888) 839-0965;

•	the international dial in for the conference call is (617) 597-4110; and

•	the participant code for the conference call is 6325 2831.